SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                        SCHEDULE 13G

           UNDER THE SECURITIES EXCHANGE ACT OF 1934


          INDEPENDENT FILM DEVELOPEMENT CORPORATION
      --------------------------------------------------
                      (NAME OF ISSUER)


                     COMMON STOCK
      --------------------------------------------------
               (TITLE OF CLASS OF SECURITIES)


                        45384K205
      --------------------------------------------------
                      (CUSIP NUMBER)


                      May 31, 2016
      --------------------------------------------------
    (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   { } RULE 13D-1(B)

   {X} RULE 13D-1(C)

   { } RULE 13D-1(D)


   *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be ""filed"" for the purpose of Section 18 of the Securities Exchange Act of 1934 (""Act"") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.)

   CUSIP NO. 45384K205     SCHEDULE 13G    PAGE 2 OF 4

   (1)  NAME AND IRS NUMBER OF REPORTING PERSONS

        Mel Aurbach

   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              A.............{ }
              B.............{ }

   (3)  SEC USE ONLY

   (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

   NUMBER OF SHARES OF:

   (5)  SOLE VOTING POWER

        34,666,248 shares of common stock

   (6)  SHARED VOTING POWER

	N/A

   (7)  SOLE DISPOSITIVE POWER

        34,666,248 shares of common stock

   (8)  SHARED DISPOSITIVE POWER

	N/A

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED

        34,666,248 shares of common stock

   (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

                     { }

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	10.71%

   (12) TYPE OF REPORTING PERSON

               IN

   CUSIP  45384K205   SCHEDULE 13G        PAGE 3 OF 4

   ITEM 1 (A)    NAME OF ISSUER

	  INDEPENDENT FILM DEVELOPEMENT CORPORATION

   ITEM 1 (B)    ADDRESS OF ISSUER

 	         2372 Morse Avenue
		 Suite #413
		 Irvine, CA 92614


   ITEM 2 (A)    NAME OF PERSON FILING

                 Mel Aurbach

   ITEM 2 (B)    ADDRESS OF PERSON FILING

                 113 Tennent Road, BOX 514
                 Morganville, NJ 07751

   ITEM 2 (C)    CITIZENSHIP

                 Mr. Aurbach is a citizen of the United States of America

   ITEM 2 (D)    TITLE OF CLASS OF SECURITIES

                 COMMON STOCK

   ITEM 2 (E)    CUSIP NO.

		 45384K205

   ITEM 3        THIS STATEMENT IS BEING FILED BY AN INDIVIDUAL

   CUSIP 45384K205     SCHEDULE 13G           PAGE 4 OF 4

   OWNERSHIP
   ITEM 4 (A)    AMOUNT BENEFICIALLY OWNED

                  34,666,248 shares of common stock

   ITEM 4 (B)    PERCENT OF CLASS

		 10.71%

   ITEM 4 (C)    NUMBER OF SHARES:

          (i)    SOLE POWER TO VOTE

                  34,666,248 shares of common stock

          (ii)   SHARED POWER TO VOTE

		 N/A

          (iii)  SOLE POWER TO DISPOSE

                  34,666,248 shares of common stock

          (iv)   SHARED POWER TO DISPOSE

		 N/A



   ITEM (5)     OWNERSHIP OF LESS THAN FIVE PERCENT

                CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT

                { }

   ITEM (6)     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                N/A

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                N/A

   ITEM (8)     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                N/A

   ITEM (9)     NOTICE OF DISSOLUTION OF GROUP

                N/A

   ITEM (10)    CERTIFICATION
                By signing below I certify that,

                to the best of my knowledge and belief,

                the securities referred to above

                were not acquired and are not held for the purpose

                of or with the effect of changing or influencing

                the control of the issuer of the securities

                and were not acquired and are not held

                in connection with or as a

                participant in any transaction

                having that purpose or effect.


                JULY 15, 2016

                Mel Aurbach
                Individual